Exhibit 9.1

June 7, 2022

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Commissioners:

We have read Item 6.01(a) of Forge Group, Inc.’s Form 1-K for the year ended December 31, 2021, and we agree with the statements set forth in Item 6.01(a), insofar as they relate to our firm. With respect to all other matters, we have no basis to agree or disagree with the statements made by the company.

Very truly yours,

Vienna, Virginia

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